Oi S.A. – In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) 33.3.0029520-8

Publicly Held Company

MATERIAL FACT

Oi S.A. – In Judicial Reorganization (“Company”) in accordance with the provisions set forth in Article 157, paragraph 4 of Law No. 6.404/76, with CVM Instruction No. 358/02, hereby inform its shareholders and the market that, on a meeting held on this date, the Board of Directors approved modifications in the Company’s organizational structure, that involved confirming the election of Mr. Carlos Augusto Machado Pereira de Almeida Brandão for the position of Chief Financial Officer and Investors Relations Officer of the Company and Mr. João do Passo Vicente Ribeiro leaving from the position of Officer without specific designation. Also in such meeting Mr. Hélio Calixto da Silva presented a request to resign from the position of Officer without specific designation, which was accepted by the Board of Directors,

Rio de Janeiro, March 7, 2018.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer , Investor Relations Officer and Officer